Exhibit 99.1
PRA Group Re-Elects Geir Olsen to Board of Directors

NORFOLK, Va., June 13, 2023 /PRNewswire/ -- PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, announced today that Geir Olsen was re-appointed as an independent director to the PRA Group Board of Directors effective June 15, 2023.

Olsen was the CEO and a board member of Aktiv Kapital AS, a leading European consumer debt purchaser, from 2011 until its acquisition by PRA Group in 2014, when Olsen became the CEO of PRA Group Europe. He then served as a board member for PRA Group until June 2020. Previously, Olsen held various leadership roles in sales, marketing and strategy with Cisco Systems. He also served as a consultant at McKinsey & Company and cofounded the investment company Ubon Partners. Olsen currently runs a private investment firm and serves on various boards including the Nordic bank Avida Finans AB, Nordic asset manager FIRST Fondene AS, Norwegian human resources technology company Huma, UK-based digital mortgage lender Molofinance, and Pexip Holding ASA, a video conferencing company listed on the Oslo Stock Exchange.

"I am pleased to welcome Geir back to PRA Group’s board of directors. We look forward to again tapping into his immense institutional and global market knowledge, both of which will strengthen our strategy of delivering shareholder value through a long-term focus and a customer-first approach across a diverse geographic footprint," said Steve Fredrickson, chairman of the board of directors. “His deep expertise as an entrepreneur and experience in European markets will help us broaden our global perspective and deliver against our growth goals.”

Olsen added, "I am delighted to have this opportunity to return to what I know first-hand to be rewarding involvement with PRA Group's journey to redefine the industry worldwide. I look forward to continuing my service to PRA Group and its ongoing success."

More information about the PRA Group Board of Directors can be found at www.ir.pragroup.com.

About PRA Group
As a global leader in acquiring and collecting nonperforming loans, PRA Group, Inc. returns capital to banks and other creditors to help expand financial services for consumers in the Americas, Europe and Australia. With thousands of employees worldwide, PRA Group companies collaborate with customers to help them resolve their debt. For more information, please visit www.pragroup.com.

Media Contact:
Elizabeth Kersey
Senior Vice President, Communications and Public Policy
(757) 641-0558
Elizabeth.Kersey@PRAGroup.com

Investor Contact:
Najim Mostamand, CFA
Vice President, Investor Relations
(757) 431-7913
IR@PRAGroup.com

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